Exhibit 99.1

YRC Worldwide Reports Second Consecutive Quarter of Positive Operating Income

Regional Transportation Delivers a 93.5 Operating Ratio

OVERLAND PARK, Kan., November 2, 2012 — YRC Worldwide Inc. (NASDAQ: YRCW) today reported financial results for the third quarter of 2012.

Consolidated operating revenue for the third quarter of 2012 was $1.237 billion, 3.1% lower than 2011, and consolidated operating income increased $53.4 million to $27.3 million, which included a $2.3 million gain on asset disposals. This is the second consecutive quarter that the company has reported income from operations. As a comparison, the company reported consolidated operating revenue of $1.276 billion for the third quarter of 2011 and a consolidated operating loss of $26.1 million, which included a $10.8 million gain on asset disposals.

The company reported, on a non-GAAP basis, adjusted EBITDA for the third quarter of 2012 of $78.8 million, a $24.1 million improvement over the $54.7 million adjusted EBITDA during the comparable period in 2011 (as detailed in the reconciliation below).

“Despite the current economic headwinds, we were able to increase profitability through a combination of pricing discipline, customer mix management and an unrelenting focus in the areas of safety, costs, and operational fundamentals,” stated James Welch, chief executive officer of YRC Worldwide. “Since the new board of directors and management team were put into place in the third quarter of 2011, adjusted EBITDA has increased over each comparable prior year’s quarter, and we have most recently generated two consecutive quarters of positive consolidated operating income. For the first time in four years, excluding second quarter of 2010, which included an $83 million non-cash reduction in equity-based compensation expense, we are reporting positive operating income in each of our subsidiaries. I am encouraged with the steady progress we’ve made throughout the year and remain committed to the execution of our strategy.

“I want to especially thank and recognize our employees who are embracing our turnaround efforts and working more safely now than at any time in our recent history,” Welch continued. “We are solely focused on the North American LTL market and are working diligently to remove any distractions that might keep us from dedicating 100% of our time and energy to improving the operating results and service levels at YRC Freight and the Regional Transportation companies.

“We continue to produce results slightly ahead of our forecast and remain intensely focused on execution at each of our operating companies. We are dedicated to delivering freight at a level that brings value to our customers and providing high-quality, consistent service,” stated Welch.

Key Segment Information

•	Regional Transportation third quarter 2012 compared to the third quarter of 2011:

•	Operating revenues up 3.1% to $417.3 million

•	Tonnage per day up 0.3% and shipments per day down 0.4%

•	Revenue per hundredweight up 2.9% and revenue per shipment up 3.6%

•	YRC Freight third quarter 2012 compared to the third quarter of 2011:

•	Operating revenues down 2.6% to $819.5 million

•	Tonnage per day down 4.6% and shipments per day down 4.5%

•	Revenue per hundredweight up 3.4% and revenue per shipment up 3.2%

“Our Regional carriers delivered a solid 93.5 operating ratio for the third quarter and performed better than almost every other public company in the industry. They provide best-in-class service and continue to build on their profitability with operational improvements and efficiencies. These companies know how to deliver results, and with the dedication and enthusiasm of their employees, they continue to positively comp year over year. I’m very proud of the accomplishments of the Holland, Reddaway and New Penn teams,” Welch said.

“YRC Freight recorded positive operating income for the first time in four years, excluding second quarter of 2010, which included a $64 million non-cash reduction to its equity-based compensation expense. The improvement in profitability is the result of the continuation of our strategy to improve our customer mix and an emphasis on yield and productivity improvements,” stated Welch. “I am encouraged, but not satisfied, with the improvement in their operating ratio. While I am confident they will continue to improve on their performance, there is still much to do at YRC Freight in order to reclaim their position as an industry-leading LTL carrier.”

“We continue to decrease costs while simultaneously improving customer service by optimizing the network and reducing transit times across thousands of lanes in our LTL network,” said Jeff Rogers, president of YRC Freight. “We recently recalibrated our network to reduce handling of shipments and improve service time but there’s additional work to be done with freight flow alignment. Maynard Skarka joined us last month as chief operations officer to lead our network and operations teams. His expertise will help build the link between operational efficiencies and customer service,” Rogers stated.

“I am extremely pleased with the progress we have made and continue to make with our safety initiatives, which are reducing the overall frequency of our workers’ compensation claims,” Welch said. “Given the investment in our people and their safety, we continue to meaningfully close more claims than are opened and have the fewest number of open claims today since we started tracking the information in 2000. We are changing the culture across the organization and we see employees embracing the change by doing the right things every single day,” stated Welch.

Liquidity

At September 30, 2012, the company’s liquidity, including cash, cash equivalents and availability under its $400 million multi-year asset-based loan facility (ABL), was $237.6 million. The ABL borrowing base was $375.9 million as of September 30, 2012 as compared to $360.2 million as of June 30, 2012. As a comparison, the company’s liquidity, including cash, cash equivalents and availability under its ABL was $248.7 million at June 30, 2012. For the nine months ended September 30, 2012, cash used in operating activities was $48.0 million as compared to $52.8 million for the nine months ended September 30, 2011, an improvement of $4.8 million. This improvement in cash used in operations in 2012 was inclusive of a year-over-year increase of $46.8 million of cash paid for interest, $21.4 million of cash paid for letter of credit fees, $40.3 million of cash paid to multi-employer pension plans and $40.7 million of cash paid to single-employer pension plans that was not paid in the prior comparable period.

“Total liquidity only decreased approximately $11 million since the end of last quarter to $238 million which speaks to our continued operational improvement and effective working capital management,” stated Jamie Pierson, chief financial officer of YRC Worldwide.

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community today, Friday, November 2, 2012, beginning at 9:30 a.m. ET, 8:30 a.m. CT. The call will be available to listeners as a live webcast and as a replay via the YRC Worldwide website yrcw.com.

Non-GAAP Financial Measures

Adjusted operating income (loss) is a non-GAAP measure that reflects the company’s operating income (loss) before letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, and certain other items including restructuring professional fees and results of permitted dispositions. Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit facilities. Adjusted EBITDA and adjusted operating income (loss) are used for internal management purposes as financial measures that reflect the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities. Free cash flow and adjusted free cash flow are non-GAAP measures that reflect the company’s operating cash flow minus gross capital expenditures and operating cash flow minus gross capital expenditures, excluding the restructuring costs included in operating cash flow, respectively. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles (GAAP).

Adjusted operating income (loss), adjusted EBITDA and adjusted free cash flow have the following limitations:

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Adjusted operating income (loss) and adjusted EBITDA do not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on our outstanding debt;

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

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Equity-based compensation is an element of our long-term incentive compensation program, although adjusted operating income (loss) and adjusted EBITDA exclude either certain union employee equity-based compensation expense or all of it as an expense, respectively, when presenting our ongoing operating performance for a particular period;

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Adjusted free cash flow excludes the cash usage by the company’s restructuring activities, debt issuance costs, equity issuance costs and principal payments on our outstanding debt and the resulting reduction in the company’s liquidity position from those cash outflows;

•	Other companies in our industry may calculate adjusted operating income (loss), adjusted EBITDA and adjusted free cash flow differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, adjusted operating income (loss), adjusted EBITDA, free cash flow and adjusted free cash flow should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted operating income (loss), adjusted EBITDA, free cash flow and adjusted free cash flow as secondary measures. The company has provided reconciliations of its non-GAAP measures (adjusted operating income [loss], adjusted EBITDA, free cash flow and adjusted free cash flow) to GAAP measures within the supplemental financial information in this release.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our substantial indebtedness and lease and pension funding requirements; the pace of recovery in the overall economy, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements to meet our future liquidity and profitability; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; potential increase in our operating lease obligations resulting from our decision to defer the purchase of new revenue equipment; changes in equity and debt markets; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful brands including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn, and provides China-based services through its JHJ joint venture. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher

913-696-6108

investor@yrcw.com

Media Contact:	Suzanne Dawson

Linden Alschuler & Kaplan

212-329-1420

sdawson@lakpr.com